EXHIBIT 99.1

FROM:	KENNAMETAL INC. P.O. Box 231 Latrobe, PA 15650 724-539-6141

Investor Relations Contact: Beth A. Riley

Media Relations Contact: Joy Chandler

DATE:	January 14, 2005

FOR RELEASE:	Immediate

KENNAMETAL INCREASES EARNINGS OUTLOOK

LATROBE, PA — January 14, 2005 — Kennametal Inc. (NYSE: KMT) today announced that it is improving its earnings outlook for its second quarter and full year due to broad end market strength and gains in market share. Sales for the second quarter are expected to be approximately $550 million, up about 20 percent compared to the prior year.

The company now anticipates earnings per diluted share (EPS) of approximately $0.74 for the second quarter of fiscal 2005, up from previous estimates of $0.60 to $0.65. Full year EPS are now expected to be $3.05 to $3.15, versus a prior outlook of $2.80 to $3.00 per diluted share.

A comprehensive review of the results and outlook will be provided in the second quarter earnings release scheduled for January 26 before the opening of the New York Stock Exchange. The results will be discussed in a live Internet broadcast at 10:00 a.m. on that date, and the live or archived conference will be accessible on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.

This release contains “forward-looking’’ statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe,” and others words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position and product development, which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. Although it is not possible to predict or identify all factors, they may include the following: global economic conditions; future terrorist attacks; epidemics; risks associated with integrating and divesting businesses and achieving the expected savings and synergies; demands on management resources; risks associated with international markets such as currency exchange rates, and social and political environments; competition; labor relations; commodity prices; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. aspires to be the premier tooling solutions supplier in the world with operational excellence throughout the value chain and best-in-class manufacturing and technology. Kennametal strives to deliver superior shareowner value through top-tier financial performance. The company provides customers a broad range of technologically advanced tools, tooling systems and engineering services aimed at improving customers’ manufacturing competitiveness. With about 14,000 employees worldwide, the company’s annual sales approximate $2.0 billion, with nearly half coming from sales outside the United States. Kennametal is a five-time winner of the GM “Supplier of the Year” award and is represented in more than 60 countries. Kennametal operations in Europe are headquartered in Fürth, Germany. Kennametal Asia Pacific operations are headquartered in Singapore. For more information, visit the company’s web site at www.kennametal.com.

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